Exhibit 3.1

CERTIFICATE OF MERGER

merging

ICONIC MERGER SUB, INC.

with and into

INFOLOGIX, INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, the undersigned corporation does hereby certify that:

FIRST: The name and state of incorporation of the constituent corporations of the merger described in this Certificate of Merger are: Iconic Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and InfoLogix, Inc., a Delaware corporation (the “Surviving Corporation”).

SECOND: The Agreement and Plan of Merger, dated as of December 15, 2010 (the “Merger Agreement”), setting forth the terms and conditions pursuant to which Merger Sub will be merged with and into the Surviving Corporation (the “Merger”), has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with the General Corporation Law of the State of Delaware.

THIRD: The Surviving Corporation shall be the surviving corporation of the Merger and the name of the Surviving Corporation shall be InfoLogix, Inc.

FOURTH: The Merger will become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

FIFTH: As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation, located at 101 E. County Line Road, Suite 210, Hatboro, PA 19040.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be duly executed in its corporate name by an authorized officer on this 18th day of January, 2011.

INFOLOGIX, INC.

By:	/s/ DAVID T. GULIAN
David T. Gulian, Authorized Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INFOLOGIX, INC.

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FIRST: The name of the corporation (hereinafter, the “Corporation”) is: InfoLogix, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”)

FOURTH: The total number of shares that the Corporation is authorized to issue is One Hundred (100) shares of common stock, with a par value of $.00001 per share.

FIFTH: The number of directors, method of election, removal, and filling of vacancies on the Board of Directors, and the term of office of directors shall be as set forth in the bylaws of the Corporation. The Board may delegate its operating authority to such corporations, individuals, and committees as it, in its discretion, may determine.

SIXTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) under section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

A repeal or modification of this Article SEVENTH or, to the fullest extent permitted by law, an amendment or modification of applicable law shall not adversely affect any right or protection of a director of the Corporation that exists at the time of the repeal or modification. If the DGCL is amended to permit a Delaware corporation to provide greater protection from personal liability for its directors than the express terms of this Article SEVENTH, this Article SEVENTH shall be construed to provide for that greater protection. No repeal or modification of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for and with respect to any acts or omissions of such director occurring before such repeal or modification.

EIGHTH:

(A) The Corporation must indemnify any person who was or is a party or a witness, or is threatened to be made a party or a witness, in any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving while a director or officer of the Corporation at the request of the Corporation as a director, officer, employee, agent, fiduciary, or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement in connection with such action or proceeding, except to the extent such indemnification is prohibited by applicable law.

(B) Expenses (including without limitation attorneys’ fees) incurred by any person who was or is a director or officer of the Corporation in defending any action or proceeding referred to in this Article EIGHTH shall automatically be paid by the Corporation, without the need for action by the Board of Directors, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by or on behalf of the person to repay such amount if it is ultimately determined that the person is not entitled to be indemnified by the Corporation.

(C) Notwithstanding anything in this Article EIGHTH to the contrary, the Corporation is not obligated to indemnify any person under Article EIGHTH (A) or advance expenses under Article EIGHTH (B) with respect to proceedings, claims, or actions commenced by the person, other than mandatory counterclaims and affirmative defenses.

(D) The indemnification and advancement of expenses provided by or pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of stockholders or directors, or otherwise, both as to actions in the person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of the person. If the DGCL is amended to permit a Delaware corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Article EIGHTH, this Article EIGHTH shall be construed to provide for those greater rights.

(E) The duties of the Corporation to indemnify and to advance expenses to a director or officer as provided in this Article EIGHTH are in the nature of a contract between the Corporation and each such person, and an amendment or repeal of any provision of this Article EIGHTH shall not alter, to the detriment of such person, the right of the person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to the amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.

(F) The Corporation may indemnify employees and agents of the Corporation on the same basis as provided in this Article EIGHTH, and advance expenses to employees and agents on the same basis as provided in this Article EIGHTH, as the Board of Directors may from time to time determine or authorize.

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